Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 21, 2018, is among ULTRA RESOURCES, INC., a Delaware corporation (the “Issuer”), ULTRA PETROLEUM CORP., a Yukon, Canada corporation (the “Parent Guarantor”), the Subsidiary Guarantors party hereto (together with the Parent Guarantor, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended or supplemented to the date hereof, the “Indenture”), dated as of April 12, 2017, providing for the issuance of 6.875% Senior Notes due 2022 (the “2022 Notes”) and 7.125% Senior Notes due 2025 (the “2025 Notes” and, together with the 2022 Notes, the “Existing Notes”);

WHEREAS, pursuant to Section 9.2 of the Indenture, subject to certain exceptions, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Securities of a series and the related Guarantees without notice to any Securityholder but with the consent of the Holders of a majority in principal amount of the Securities of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities of such series);

WHEREAS, the Issuer and the Guarantors have entered into an Exchange Agreement, dated as of December 17, 2018 (the “Exchange Agreement”), with certain Holders (the “Exchanging Holders”), pursuant to which the Exchanging Holders agreed to consent to certain proposed amendments (the “Amendments”) to the Indenture and the Existing Notes;

WHEREAS, the Exchanging Holders hold approximately 72.1% in aggregate principal amount of the 2022 Notes outstanding and approximately 55.0% in aggregate principal amount of the 2025 Notes outstanding;

WHEREAS, (i) pursuant to the Exchange Agreement, the Issuer and the Guarantors have received the consent to the Amendments of (x) the Holders of a majority in principal amount of the outstanding 2022 Notes and (y) the Holders of a majority in principal amount of the outstanding 2025 Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (ii) the Issuer and the Guarantors have delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 and Section 12.4 of the Indenture and (iii) the Issuer and the Guarantors have satisfied all other conditions required under Article IX of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Issuer and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of all Holders of the Existing Notes as follows:

ARTICLE 1

AMENDMENTS TO ARTICLE I, DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.02. Any definitions used exclusively in the provisions of the Indenture or the Existing Notes that are deleted pursuant to the Amendments as set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Existing Notes, and all textual references in the Indenture and the Existing Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENTS TO THE INDENTURE AND THE NOTES

SECTION 2.01. The Indenture and the Existing Notes are hereby amended by:

(a) deleting Sections 3.2 (Limitation on Indebtedness and Preferred Stock), 3.3 (Limitation on Restricted Payments), 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), 3.5 (Limitation on Sales of Assets and Subsidiary Stock), 3.6 (Limitation on Liens), 3.8 (Limitation on Affiliate Transactions), 3.9 (Purchase of Securities Upon a Change of Control Triggering Event), 3.10 (Provision of Financial Information), 3.11 (Future Subsidiary Guarantors), 3.15 (Compliance Certificate) and 3.18 (Covenant Termination) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such Sections 3.2 through 3.6, 3.8 through 3.11, 3.15 and 3.18 of the Indenture with the phrase “[Intentionally Omitted]”;

(b) deleting clauses (2) and (3) of Section 4.1(a) (Merger and Consolidation) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such clauses (2) and (3) of Section 4.1(a) with the phrase “[Intentionally Omitted]”; and

(c) deleting clauses (4) through (6) and (9) of Section 6.1(a) (Events of Default) of the Indenture and replacing all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such clauses (4) through (6) and (9) of Section 6.1(a) with the phrase “[Intentionally Omitted]”.

SECTION 2.02. Any and all additional provisions of the Indenture and the Existing Notes are hereby deemed to be amended to reflect the intentions of the Amendments provided for in this Supplemental Indenture.

ARTICLE 3

EFFECTIVENESS

SECTION 3.01. Upon the execution and delivery of this Supplemental Indenture by the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder holding Notes that have been heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby; provided, however, that Article 2 hereof shall not become operative, and all terms and conditions as set forth in the Indenture immediately prior to the execution of this Supplemental Indenture shall continue to govern, unless and until the date set forth in a notice from the Issuer to the Trustee, stating that the Closing Date (as defined in the Exchange Agreement) has occurred or shall occur simultaneously therewith. For the avoidance of doubt, in no event shall this Supplemental Indenture become effective or operative, and the Amendments will not bind any Holder or the Trustee, or any other person, prior to the Closing Date.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01. Amendments to the Indenture pursuant to this Supplemental Indenture shall also apply to the Existing Notes, including, without limitation, provisions of the Existing Notes amended as set forth in the amendments to the Exhibits or Appendices to the Indenture.

SECTION 4.02. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

SECTION 4.03. The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

SECTION 4.04. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Existing Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.05. All covenants and agreements in this Supplemental Indenture by the Issuer or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

SECTION 4.06. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.07. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Existing Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 4.08. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 4.09. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.10. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

SECTION 4.11. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Issuer:

ULTRA RESOURCES, INC.

By:	/s/ Brad Johnson
	Name:	Brad Johnson
	Title:	President and Chief Executive Officer

Parent Guarantor:

ULTRA PETROLEUM CORP.

By:	/s/ Brad Johnson
	Name:	Brad Johnson
	Title:	Interim Chief Executive Officer

Subsidiary Guarantors:

UP ENERGY CORPORATION

By:	/s/ Brad Johnson
	Name:	Brad Johnson
	Title:	President and Chief Executive Officer

KEYSTONE GAS GATHERING, LLC

By:	/s/ Brad Johnson
	Name:	Brad Johnson
	Title:	President and Chief Executive Officer

[Signature Page to First Supplemental Indenture]

ULTRA WYOMING, LLC

By:	/s/ Brad Johnson
	Name:	Brad Johnson
	Title:	President and Chief Executive Officer

UPL PINEDALE, LLC

By:	/s/ Brad Johnson
	Name:	Brad Johnson
	Title:	President and Chief Executive Officer

UPL THREE RIVERS HOLDINGS, LLC

By:	/s/ Brad Johnson
	Name:	Brad Johnson
	Title:	President and Chief Executive Officer

ULTRA WYOMING LGS, LLC

By:	/s/ Brad Johnson
	Name:	Brad Johnson
	Title:	President and Chief Executive Officer

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

By:	/s/ Shawn Goffinet
Name: Shawn Goffinet
Title: Assistant Vice President

[Signature Page to First Supplemental Indenture]